UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Columbia Funds Series Trust I

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ACTIVE PORTFOLIOS® MULTI-MANAGER CORE PLUS BOND FUND

225 Franklin Street

Boston, MA 02110

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

This information statement mailed on or about April 19, 2013, is being provided to the shareholders of Active Portfolios® Multi-Manager Core Plus Bond Fund (the “Fund”), a series of Columbia Funds Series Trust I (the “Trust), in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (the “SEC”). This exemptive order permits Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”), subject to approval of the Fund’s Board of Trustees (the “Board”), to retain a subadviser (or subadvisers) which Columbia Management believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated May 1, 2010, as amended March 14, 2012. Columbia Management and two subadvisers each manage a portion of the Fund’s assets, or sleeve of the Fund. Under the IMS Agreement, Columbia Management monitors the performance of subadvisers on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results (the “Subadviser Factors”). As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management (each a “Subadvisory Agreement”) under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with Fund and Columbia Management’s policies.

TCW INVESTMENT MANAGEMENT COMPANY AND THE NEW SUBADVISORY AGREEMENT

At a meeting of the Board on December 4, 2012, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendation of Columbia Management to approve a new subadvisory agreement (the “New Subadvisory Agreement”) with TCW Investment Management Company (“TCW”), an indirect majority-owned subsidiary of Societe Generale Holding de Participations (“SoGen”), in connection with the announcement that SoGen agreed to sell its interest in TCW to Clipper Acquisitions Corp., a controlled affiliate of certain investment funds affiliated with The Carlyle Group L.P. (“Carlyle”) (the “Transaction”) to be effective following the closing of the Transaction. The Transaction would result in a change of control of TCW under the 1940 Act, and the automatic termination of the previous subadvisory agreement (the “Previous Subadvisory Agreement”) between Columbia Management and TCW. The Transaction closed on February 6, 2013. The New Subadvisory Agreement was effective as of February 6, 2013. The New Subadvisory Agreement is materially identical to the Previous Agreement, including fees.

IMS Fees Paid to Columbia and Subadvisory Fees Paid to TCW

Under the IMS Agreement, the Fund pays Columbia Management a fee as follows:

Active Portfolios Multi-Manager Core Plus Bond Fund Assets (billions)	Annual rate at each asset level
First $1.0	0.430%
Next $1.0	0.420%
Next $4.0	0.400%
Next $1.5	0.380%
Next $2.5	0.365%
Next $3.0	0.360%
Next $8.0	0.350%
Next $4.0	0.340%
Next $26.0	0.320%
Over $50.0	0.300%

The table above represents the fee rate paid by the Fund to Columbia Management, which will not change as a result of this Transaction. Columbia Management, in turn, pays TCW a fee out of its own assets, calculated at the following rates:

•	0.18% on the first $500 million, reducing to 0.05% as assets increase

	Fees paid by the Fund to Columbia Management for the period from April 25, 2012* to February 6, 2013		Fees paid by Columbia Management to TCW for the period from April 25, 2012* to February 6, 2013
Active Portfolios® Multi-Manager Core Plus Bond Fund	$15,044,001.20	**	$1,399,647.02

*	Fund inception.
**	Columbia Management uses these fees to pay the subadviser.

INFORMATION ABOUT TCW

TCW is wholly-owned by The TCW Group, Inc., located at 865 S. Figueroa St., Suite 1800, Los Angeles, CA 90017. As of February 28, 2013, TCW had approximately $31,819,349,257.00 in assets under management. TCW’s principal offices are located at 865 S. Figueroa St., Suite 1800, Los Angeles, CA 90017.

The following table provides information on the principal executive officers and directors of TCW.

Name	Title/Responsibilities	Address
David Brian Lippman	Director, President, Chief Executive Officer	865 S. Figueroa St., Suite 1800, Los Angeles, CA 90017

Marc Irwin Stern	Director, Chairman	865 S. Figueroa St., Suite 1800, Los Angeles, CA 90017

David Stephen Devito	Director, Executive Vice President, Chief Administrative Officer	865 S. Figueroa St., Suite 1800, Los Angeles, CA 90017

Hillary Gillian Darcy Lord	Chief Compliance Officer	865 S. Figueroa St., Suite 1800, Los Angeles, CA 90017

Joseph Michael Burschinger	Executive Vice President, Chief Risk Officer	865 S. Figueroa St., Suite 1800, Los Angeles, CA 90017

Richard Manuel Villa	Chief Financial Officer	865 S. Figueroa St., Suite 1800, Los Angeles, CA 90017

Meredith Jackson	Executive Vice President, General Counsel, Secretary	865 S. Figueroa St., Suite 1800, Los Angeles, CA 90017

As a result of the Transaction, Michael Edward Cahill was removed as Director, Executive Vice President and General Counsel; Marc Irwin Stern title changed to Director, Chairman; David Brian Lippman was added as Director, President and Chief Executive Officer; and Meredith Jackson was added as Executive Vice President, General Counsel and Secretary.

Other Funds with Similar Investment Objectives Managed by TCW

Name	Assets as of February 28, 2013	Management Fee
TCW Core Fixed Income Fund	$1,115,586,233.00	0.40%

Board Consideration and Approval of Subadvisory Agreement

On December 4, 2012, the Board and the Independent Trustees who are not interested persons of the Trust unanimously approved, for an initial one-year term, the New Subadvisory Agreement between Columbia Management and TCW with respect to the Fund, a series of the Trust. As detailed below, the Board and certain of its committees met on multiple occasions to review and discuss, both among themselves and with the management team of Columbia Management, materials provided by Columbia Management before determining to approve the New Subadvisory Agreement.

In connection with their deliberations regarding the proposed New Subadvisory Agreement, the Product and Distribution Committee (the “Committee”) and the Board evaluated materials requested from Columbia Management and TCW regarding the Fund and the New Subadvisory Agreement, and discussed these materials with representatives of Columbia Management at the Committee meeting held on December 3, 2012 and at the Board meeting held on December 4, 2012. As part of these deliberations, the Committee and the Board considered the ability of Columbia Management, subject to the approval of the Board, to modify or enter into new subadvisory agreements without a shareholder vote pursuant to an exemptive order of the Securities and Exchange Commission. The Committee and the Board noted that at the December 3, 2012 Committee meeting, Columbia Management recommended that the Board approve a new subadvisory agreement with TCW in connection with a change in control of TCW that would result in the termination of the Previous Subadvisory Agreement between Columbia Management and TCW. The Committee and the Board also noted the prior considerations of the Board and the Advisory Fees and Expenses Committee (the “Fees Committee”) at meetings held in connection with the initial review and approval of the Previous Subadvisory Agreement and the IMS Agreement with Columbia Management with respect to the Fund, on March 6, 2012 and March 7, 2012.

In connection with their review and approval of the IMS Agreement, the Previous Subadvisory Agreement, and the New Subadvisory Agreement, the Board and its committees also consulted with Fund counsel and with the Independent Trustees’ independent legal counsel, who advised on various matters with respect to the Board’s and the committee’s considerations and otherwise assisted the Board and its committees in their deliberations. On December 3, 2012, the Committee recommended that the Board approve the New Subadvisory Agreement. On December 4, 2012, the Board, including the Independent Trustees, voting separately, unanimously approved the New Subadvisory Agreement for the Fund.

The Committee and the Board considered all information that they, their legal counsel, or Columbia Management believed reasonably necessary to evaluate and to determine whether to approve the Subadvisory Agreement. In their deliberations, the Trustees did not identify any particular information that was all-important or controlling, and individual Trustees may have attributed different weights to the various factors. The information and factors considered by the Committee and the Board in recommending for approval or approving the New Subadvisory Agreement for the Fund included the following:

•	The terms and conditions of the New Subadvisory Agreement, including that the terms of the New Subadvisory Agreement were identical to those of the Previous Subadvisory Agreement;

•	Information regarding the reputation, regulatory history and resources of TCW, including information regarding senior management, portfolio managers and other personnel of TCW;

•

Information regarding the capabilities of Columbia Management and TCW with respect to compliance monitoring services, including an assessment of Columbia Management’s and TCW’s compliance system by the Fund’s Chief Compliance Officer;

•

The subadvisory fees to be charged to Columbia Management under the New Subadvisory Agreement, including the fact that the fees under the New Subadvisory Agreement would be identical to those charged to Columbia Management under the Previous Subadvisory Agreement;

•

Columbia Management’s agreement to contractually limit or cap total operating expenses for the Fund so that total operating expenses (excluding certain fees and expenses, such as transaction costs and certain other investment related expenses, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) would not exceed the median expenses of a group of comparable funds (as determined from time to time, generally annually, by an independent third-party data provider); and

•	Descriptions of various functions performed by TCW under the New Subadvisory Agreement, including portfolio management and portfolio trading practices.

Nature, Extent and Quality of Services to be Provided under the Subadvisory Agreement

The Committee and the Board considered the nature, extent and quality of services to be provided to the Fund by TCW under the New Subadvisory Agreement, and the resources dedicated to the Fund by TCW in view of the change of control of TCW. The Committee and the Board considered, among other things, TCW’s ability to attract, motivate and retain highly qualified research, advisory and supervisory investment professionals (including personnel and other resources, reputation and other attributes), the portfolio management services provided by those investment professionals, and the quality of TCW’s investment research capabilities.

The Committee and the Board also considered the professional experience and qualifications of the senior personnel of TCW after the change of control of TCW. The Committee and the Board also considered that the change in control of TCW was expected to benefit the Fund by addressing uncertainty regarding the ownership of TCW. After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the expected nature, extent and quality of the services to be provided to the Fund under the New Subadvisory Agreement supported the approval of the New Subadvisory Agreement.

Subadvisory Fee Rates and Other Expenses

The Committee and the Board considered the subadvisory fees to be charged to Columbia Management under the New Subadvisory Agreement, as well as the total expenses to be incurred by the Fund under the IMS Agreement with Columbia Management. In assessing the reasonableness of the proposed fees under the New Subadvisory Agreement, the Committee and the Board considered, among other information, the proposed subadvisory fees and noted that the subadvisory fees charged to Columbia Management under the New Subadvisory Agreement would be identical to those charged to Columbia Management under the Previous Subadvisory Agreement.

After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the subadvisory fee rates and expenses to be charged to Columbia Management supported the approval of the New Subadvisory Agreement.

Costs of Services to be Provided and Profitability

The Committee and the Board noted that in connection with the initial review and approval of the IMS Agreement, the Fees Committee and the Board had considered information provided by Columbia Management with respect to estimated costs of services and profitability, and expected to consider the costs of services and the profitability of Columbia Management and its affiliates in connection with the Fees Committee’s and the Board’s next review and consideration of the continuation of the IMS Agreement. The Fees Committee and the Board also considered court cases in which adviser profitability was an issue in whole or in part, the performance of the Fund, the expense ratio of the Fund, and the implementation of expense limitations with respect to the Fund. Because the New Subadvisory Agreement was negotiated at arms-length by Columbia Management, which is responsible for payments to TCW thereunder, the Fees Committee and the Board did not consider the profitability to TCW of its relationship with the Fund.

After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the anticipated costs of services to be provided and the expected profitability to Columbia Management and its affiliates from their relationships with the Fund supported the approval of the New Subadvisory Agreement.

Investment Performance

Because the Fund did not have operating results for a full fiscal year, the Board did not have investment performance to compare to the returns of a peer group and a universe of comparable funds. However, the Board expected to consider, in connection with their next review and consideration of the continuation of the New Subadvisory Agreement, the investment performance of the Fund in relation to the annualized return of a benchmark and a group of comparable funds, as determined by an independent third party data provider.

The Committee and the Board also considered TCW’s performance and reputation generally. After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the anticipated performance of the Fund supported approval of the New Subadvisory Agreement.

Economies of Scale

The Committee and the Board noted that in connection with the initial review and approval of the IMS Agreement and the Previous Subadvisory Agreement, consideration had been given to the potential existence of economies of scale in the provision by Columbia Management and TCW of services to the Fund, to groups of related funds, and to Columbia Management’s and TCW’s investment advisory clients as a whole, and whether those economies of scale were expected to be shared with the Fund through breakpoints in the proposed investment advisory fees or other means, such as expense limitation arrangements and additional investments by Columbia Management and/or TCW in investment, trading and compliance resources. The Committee and the Board noted that the investment advisory fee schedules for the Fund, which contained breakpoints that would reduce the fee rate on assets above specified threshold levels, were not changing in connection with the approval of the New Subadvisory Agreement.

The Committee and the Board noted that the breakpoints in the IMS Agreement did not occur at the same levels as the breakpoints in the New Subadvisory Agreement. The Committee and the Board noted that the fees charged Columbia Management under the New Subadvisory Agreement would be identical to those charged under the Previous Subadvisory Agreement, and that absent a shareholder vote to approve new fees, Columbia Management would bear any increase in fees payable under the New Subadvisory Agreement. The Committee and the Board also noted that in connection with the initial review and approval of the IMS Agreement and the Previous Subadvisory Agreement, the Fees Committee and the Board had considered the potential challenges of seeking to tailor the IMS Agreement breakpoints to those of a subadvisory agreement in this context, and the effect that capacity constraints on each subadviser’s ability to manage assets might have on the ability of Columbia Management to achieve economies of scale, as new subadvisers might need to be added as the Fund grows, increasing Columbia Management’s cost of compensating and overseeing the Fund’s subadvisers.

After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the extent to which economies of scale were expected to be shared with the Fund supported the approval of the New Subadvisory Agreement.

Other Benefits to the Investment Manager

The Committee and the Board noted that in connection with the proposed New Subadvisory Agreement, there would be no additional impact to the “fall-out” or ancillary benefits to be received by Columbia Management and its affiliates or to TCW as a result of their relationships with the Fund, beyond those currently enjoyed or available in connection with the Previous Subadvisory Agreement.

Conclusion

The Committee and the Board reviewed all of the above considerations in reaching their decisions to recommend or approve the proposed New Subadvisory Agreement. Based on their evaluation of all factors that they deemed to be material, including those factors described above, and assisted by the advice of independent legal counsel, the Board, including the Independent Trustees, voting separately, unanimously approved the New Subadvisory Agreement.

Fund Assets

For a mutual fund managed by multiple subadvisers, such as the Fund, Columbia Management, subject to the oversight of the Board, decides the proportion of Fund assets to be managed by each subadviser, and may change these proportions at any time. As of February 6, 2013, the Fund’s assets were managed as follows:

Columbia Management	Federated Investment Management Company	TCW
35.7%	33.5%	30.8%

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, Columbia Management and its affiliates also receive compensation for providing other services to the Fund.

Administrator

Columbia Management serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual or semiannual report is available on request, without charge, by contacting your financial intermediary, writing to Columbia Funds c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or calling 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of February 28, 2013, American Enterprise Investment Services held 100% of the Fund’s Class A shares.

As of February 28, 2013, Board members and officers of the Fund as a group owned less than 1% of the outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

C-1861-2 A (4/13)